                                                                                                            Exhibit 11

                                                    McDONALD'S CORPORATION
                                       STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                                (Dollars and shares in millions, except per common share data)



                                                                                             Year Ended        Quarters Ended
                                                                                              June 30,            June 30,
                                                                                           1994      1993      1994      1993
                                                                                           ----      ----      ----      ----
         Net Income                                                                       $565.7    $507.1    $322.3    $288.8


         Preferred stock dividends (net of tax)                                            (23.7)    (23.7)    (11.8)    (11.9)
                                                                                          -------   -------   -------   -------

         Net income available after preferred stock dividends (A)                          542.0     483.4     310.5     276.9


         Common stock dividends on assumed conversion of preferred stock                     0.7       0.6       0.4       0.3
                                                                                          -------   -------   -------   -------

         Net income available to common shareholders                                      $542.7    $484.0    $310.9    $277.2
                                                                                          =======   =======   =======   =======

         Weighted average number of common shares outstanding during the period (A)        706.1     717.5     704.7     712.0


         Additional shares related to potentially dilutive securities                       21.4      20.2      21.2      19.8
                                                                                          -------   -------   -------   -------

         Adjusted weighted average common shares                                           727.5     737.7     725.9     731.8
                                                                                          =======   =======   =======   =======

         Fully diluted net income per common share                                        $ 0.75    $ 0.66    $ 0.43    $ 0.38
                                                                                          -------   -------   -------   -------


         ---------------------

         NOTES:

         (A)  Refer to Condensed consolidated statement of income on page 4 and to Financial comments -
              Net income per common share on page 6 of this report.